EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Integrated Health Services, Inc.:

     We consent to incorporation by reference in the registration statements (Nos. 33-44648, 33-44649, 33-44650, 33-44651, 33-44653, 33-53914, 33-53912,
33-53916,  33-86684,  33-97190,  333-1432,  333-28289,   333-28293,   333-28317,
333-28321 and  333-47853) on Form S-8 and (Nos.  33-66126,  33-68302,  33-77380,
33-81378,  33-87890,  33-98764,  333-4053,  333-12685,   333-31121,   333-35577,
333-35851, 333-41973, 333-48947, 333-59891 and 333-42169) on Forms S-3 or S-4 of
Integrated Health Services, Inc. of our report dated April 10, 2000, relating to the consolidated balance sheets of Integrated Health Services, Inc. and subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999 and the related schedule, which report appears in the December 31, 1999 annual report on Form 10-K of Integrated Health Services, Inc.

     Our reported dated April 10, 2000, contains an explanatory paragraph that states that the Company has suffered recurring losses in each of the years in the three-year period ended December 31, 1999 and, as of December 31, 1999, has a working capital deficiency of $3.06 billion and a stockholders' deficit of $937 million. In addition, the Company is in default of various loan agreements and, on February 2, 2000, the Company and substantially all of its subsidiaries filed separate voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and the related schedule do not include any adjustments that might result from the outcome of that uncertainty.



                                                  KPMG LLP



Baltimore, Maryland
April 10, 2000